As filed with the Securities and Exchange Commission on October 23, 2000
                                                      Registration No. 333- o
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                          INTERNATIONAL PAPER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


            New York                           2600                      13-0872805
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)       Classification Number)       Identification Number)

                            Two Manhattanville Road
                            Purchase, New York 10577
                                 (914) 397-1632
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                            -----------------------

                           Barbara L. Smithers, Esq.
                          Vice President and Corporate
                                   Secretary
                            Two Manhattanville Road
                            Purchase, New York 10577
                                 (914) 397-1632
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                            -----------------------

                                    Copy to:
                             Francis Morison, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                            CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                   Proposed
                                                Amount to be        Maximum       Proposed Maximum
             Title of Each Class                 Registered      Offering Price       Aggregate          Amount of
       of Securities to be Registered                             Per  Unit (1)   Offering Price (1)  Registration Fee
----------------------------------------------------------------------------------------------------------------------
                                                                  C>
New Floating Rate Notes due July 8, 2002..... $    800,000,000       100.174%          801,392,000      $  211,567.49
New 8% Notes due July 8, 2003................ $  1,200,000,000       101.845%        1,222,140,000      $  322,644.96
New 8 1/8% Notes due July 8, 2005             $  1,000,000,000       102.99 %        1,029,900,000      $  271,893.60
----------------------------------------------------------------------------------------------------------------------
Total                                         $  3,000,000,000          -           $3,053,432,000      $  806,106.05
======================================================================================================================

(1) Determined pursuant to Rule 457(f), solely for the purpose of calculating the registration fee, on the basis of the average of the bid and asked price for the securities on October 17, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      Subject to Completion, dated o, 2000

Prospectus
o, 2000

                       [INTERNATIONAL PAPER COMPANY LOGO]

                          International Paper Company
                               Offer to Exchange

               $800,000,000 Floating Rate Notes due July 8, 2002
                    $1,200,000,000 8% Notes due July 8, 2003
                  $1,000,000,000 8 1/8% Notes due July 8, 2005

                                      for

             $800,000,000 New Floating Rate Notes Due July 8, 2002
                  $1,200,000,000 New 8% Notes due July 8, 2003
                $1,000,000,000 New 8 1/8% Notes due July 8, 2005

                            -----------------------

     We are offering to exchange up to $800,000,000 principal amount of our New Floating Rate Notes due July 8, 2002, $1,200,000,000 principal amount of our New 8% Notes due July 8, 2003 and $1,000,000,000 principal amount of our New
8 1/8% Notes due July 8, 2005 (collectively, the New Notes), which will be registered under the Securities Act of 1933, as amended, for up to $800,000,000 principal amount of our existing Floating Rate Notes due July 8, 2002, $1,200,000,000 principal amount of our existing 8% Notes due July 8, 2003 and $1,000,000,000 principal amount of our existing 8 1/8% Notes due July 8, 2005 (collectively, the Old Notes). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes.

     The exchange offer and withdrawal rights will expire at 5:00 p.m. New York City time, on o, 2000 unless extended.

                            -----------------------

     To exchange your Old Notes for New Notes:

     o You must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 p.m., New York time, on o, 2000, unless extended.

     o If your Old Notes are held in book-entry form at The Depository Trust Company, you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for New Notes.

     o You should read the section called "The Exchange Offer" for additional information on how to exchange your Old Notes for New Notes.

                            -----------------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------


     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            -----------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information............................................4
Special Note Regarding Forward-Looking Information.............................5
Summary........................................................................6
The Company....................................................................9
Recent Developments............................................................9
No Cash Proceeds to the Company...............................................10
Ratio of Earnings to Fixed Charges............................................10
Description of the New Notes..................................................11
The Exchange Offer............................................................21
Certain United States Income Tax Considerations...............................30
Plan of Distribution..........................................................31
Notice to Investors...........................................................32
Validity of the New Notes.....................................................33
Experts.......................................................................33

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

   Public Reference Room Office    New York Regional Office      Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center          Citicorp Center
   Room 1024                       Suite 1300                    500 West Madison Street
   Washington, D.C. 20549          New York, New York 10048      Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference in this prospectus the following documents filed by us with the SEC:

          (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 27, 2000;

          (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 12, 2000; and

          (iii) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 11, 2000;

          (iv) Our Registration Statement on Form S-4, filed with the SEC on May 19, 2000, as amended on June 9, 2000; and

          (v) Our Current Reports on Form 8-K, filed with the SEC on each of January 11, 2000, February 17, 2000, March 24, 2000, April 11, 2000, April
     26, 2000, May 19, 2000, May 22, 2000, June 29, 2000, July 12, 2000,
     October 4, 2000 and October 18, 2000.

     Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this exchange offer and prior to the termination of this exchange offer.

     Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the documents incorporated by reference, each statement being qualified in all material respects by that reference.

     We will promptly provide without charge to you, upon oral or written request, a copy of any or all of the documents incorporated by reference in this prospectus. To obtain timely delivery, you must request the information no later than o, 2000, or five business days before the expiration date, if the exchange offer is extended. Requests should be directed to International Paper Company, Two Manhattanville Road,

Purchase, New York 10577, Attention: Investor Relations Department, Telephone:
(914) 297-1500, Fax No. (914) 397-1505.

     We have filed with the SEC under the Securities Act and the rules and regulations thereunder a registration statement on Form S-4 with respect to the New Notes issuable pursuant to the exchange offer. This prospectus does not contain all of the information contained in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Some of the statements included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the following:

     o    changes in overall demand;

     o    changes in domestic or foreign competition;

     o    changes in the cost or availability of raw materials;

     o    cost of compliance with environmental laws and regulations;

     o cost savings expected to result from our recent acquisition of Champion International Corporation may not be fully realized or realized within the expected time frame;

     o risks relating to whether or not announced rationalization plans will improve the supply and demand balance;

     o operating results following the proposed acquisition may be lower than expected;

     o competitive pressure among companies in our industry may increase significantly;

     o adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of our company;

     o general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

     o legislation or regulatory changes may adversely affect the businesses in which we are engaged; or

     o adverse changes may occur in the securities markets.

     As a result of the foregoing and other factors, no assurance can be given as to our future results and achievements. Neither International Paper nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                    SUMMARY

     The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. More detailed information appears elsewhere in this prospectus and in our consolidated financial statements and accompanying notes that we incorporate by reference. "The Exchange Offer" and the "Description of the New Notes" sections of this prospectus contain more detailed information regarding the terms and conditions of the exchange offer and the New Notes. Certain capitalized terms used in this prospectus summary are defined elsewhere in this prospectus. Unless the context clearly implies otherwise, the words "company," "we," "our," "ours," "us" and "International Paper" refer to International Paper Company, a New York corporation.

                               THE EXCHANGE OFFER

New Notes............................................     $800,000,000 in principal amount of our New Floating
                                                          Rate Notes due July 8, 2002.

                                                           $1,200,000,000 in principal amount of our New 8%
                                                             Notes due July 8, 2003.

                                                          $1,000,000,000 in principal amount of our New 8 1/8%
                                                            Notes due July 8, 2005.

The Exchange Offer...................................     We are offering to issue the New Notes in exchange for a
                                                          like principal amount of outstanding Old Notes that we
                                                          issued on June 14, 2000.  We are offering to issue the
                                                          New Notes to satisfy our obligations contained in the
                                                          registration rights agreement we entered into when we
                                                          sold the Old Notes in transactions pursuant to Rule 144A
                                                          and Regulation S under the Securities Act. The Old Notes
                                                          were subject to transfer restrictions that will not apply to the New Notes so long as you are acquiring the New
                                                          Notes in the ordinary course of your business, you are not participating in a distribution of the New Notes and you
                                                          are not an affiliate of ours.

Maturity Dates.......................................     Each New Note will mature on July 8th of its year of
                                                          maturity.

Interest Payment Dates...............................     The New 8% Notes due July 8, 2003 and the New 8 1/8%
                                                          Notes due July 8, 2005 will each pay interest
                                                          semiannually on January 8 and July 8, commencing
                                                          January 8, 2001.

                                                          The New Floating Rate Notes will payinterest quarterly on
                                                          January 8, April 8, July 8 and October 8, commencing on October
                                                          8, 2000.

Ranking..............................................     The New Notes are unsecured senior obligations of ours
                                                          and will rank equally with all of our other senior
                                                          unsecured indebtedness.

Optional Redemption..................................     We may redeem some or all of the New Notes at any time
                                                          or from time to time at the redemption price described


                                       6


                                                          under the heading "Description of the New Notes-- Optional
                                                          Redemption" plus accrued interest, if any, to the date of
                                                          redemption.

Certain Covenants....................................     The Indenture governing the New Notes contains
                                                          covenants that, among other things, limit our ability to:

                                                          o    create liens;

                                                          o    engage in certain sale/leaseback transactions;

                                                          o    merge or consolidate with another company; or

                                                          o    transfer substantially all of our assets.

                                                          For more details, see the section under the heading
                                                          "Description of the New Notes-- Covenants" in the prospectus.

Use of Proceeds......................................     We will not receive any proceeds from the issuance of the
                                                          New Notes.

Denominations and Issuance of New Notes..............     Each series of the New Notes will be represented by one
                                                          or more permanent global notes in definitive, fully
                                                          registered form without interest coupons and will be
                                                          deposited with the trustee as a custodian for, and
                                                          registered in the name of and nominee of, The Depository
                                                          Trust Company.  The certificates representing the New
                                                          Notes will be issued in  minimum denominations of
                                                          $1,000 and integral multiples of $1,000 above that
                                                          amount.

Tenders, Expiration Date, Withdrawal.................     The exchange offer will expire at 5:00 p.m., New York
                                                          City time, on o, 2000, unless it is extended.  To tender
                                                          your Old Notes you must follow the detailed procedures
                                                          described under the heading  "The Exchange Offer
                                                         --Process for Tendering" including special procedures for
                                                          certain beneficial owners and broker-dealers.  If you
                                                          decide to exchange your Old Notes for New Notes, you
                                                          must acknowledge that you do not intend to engage in and
                                                          have no arrangement with any person to participate in a
                                                          distribution of the New Notes.  If you decide to tender
                                                          your Old Notes pursuant to the exchange offer, you may
                                                          withdraw them at any time prior to 5:00 p.m., New York
                                                          City time, on the expiration date.

Federal Income Tax Consequences......................     Your exchange of Old Notes for New Notes pursuant to
                                                          the exchange offer will not result in a gain or loss to you.

Exchange Agent.......................................     The Bank of New York is the exchange agent for the
                                                          exchange offer.

Failure to Exchange Your Old Notes...................     If you fail to exchange your Old Notes for New Notes in
                                                          the exchange offer, your Old Notes will continue to be
                                                          subject to transfer restrictions and you will not have any further rights under the registration rights agreement,


                                       7


                                                          including any right to require us to register your Old
                                                          Notes or to pay any additional interest.

Trading Market.......................................     To the extent that Old Notes are tendered and accepted in
                                                          the exchange offer, your ability to sell untendered, and
                                                          tendered but unaccepted, Old Notes could be adversely
                                                          affected.  There may be no trading market for the Old
                                                          Notes.

                                                          There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any
                                                          market that may develop for the New Notes, the ability of
                                                          holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. For more details, see the section under the heading "Notice to Investors."

                                  THE COMPANY

     We are a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, with our principal offices located at Two Manhattanville Road, Purchase, New York 10577. Our telephone number is (914) 397-1500.

     We are a global paper and forest products company that is complemented by an extensive distribution system. We produce printing and writing papers, pulp, tissue, paperboard and packaging and wood products. We also manufacture specialty chemicals and specialty panels and laminated products. Our primary markets and manufacturing and distribution operations are in the United States, Europe and the Pacific Rim.

     We distribute printing, packaging, graphic arts and industrial supply products, primarily manufactured by other companies, through over 305 distribution branches located primarily in the United States, and also engage in oil and gas and real estate activities in the United States. We have operations in nearly 50 countries, employ more than 117,000 people and export our products to more than 130 nations.

                              RECENT DEVELOPMENTS

     On June 20, 2000, we acquired Champion International Corporation pursuant to an Agreement and Plan of Merger, dated May 12, 2000, with Champion. To consummate our purchase of Champion, we exchanged shares of our common stock having a market value of $25, subject to certain limitations, and $50 in cash for each share of Champion common stock (and associated preferred stock purchase rights). In connection with the merger, we also assumed approximately $2.3 billion of Champion debt.

     In connection with our purchase of Champion, we also announced our intention to sell more than $3 billion of assets by the end of 2001 as part of our increased focus on our core businesses. When the disposition plans are finalized, we may incur costs and charges in future periods. As a result of our decision to purchase Champion, Moody's lowered our long-term debt rating to Baal. As of June 30, 2000, our outstanding debt included approximately $3 billion of commercial paper and bank notes with interest rates that fluctuate based on market conditions and our credit ratings.

     On October 2, 2000, we announced that we had entered into an agreement to sell our Masonite businesses to Premdor Inc. of Toronto, Canada for approximately $523 million, subject to normal closing conditions, including regulatory approval. In addition, we previously announced that we have agreed to sell our 68% interest in Bush Boake Allen Inc. to International Flavors & Fragrances Inc. and expect to realize approximately $640 million from this sale.

     On October 18, 2000, we announced plans to reduce production capacity by
1.2 million tons annually in the uncoated paper, market pulp, unbleached Kraft paper and containerboard businesses. Three mills will be closed and one scaled back as part of the capacity reduction.

                        NO CASH PROCEEDS TO THE COMPANY

     This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the New Notes as contemplated in the registration statement, of which this prospectus is a part, we will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our outstanding debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 1999, and for the six-month periods ended June 30, 2000 and 1999, respectively.

                                                                      Six
                                                                  Months Ended
                             Year Ended December 31,                June 30,
                     ----------------------------------------     -------------
                     1995     1996     1997     1998     1999     1999     2000
                     ----     ----     ----     ----     ----     ----     ----
                     4.03     1.83      *       1.38     1.27      **      2.77

-------------------

* In the year ended December 31, 1997, our deficiency in earnings necessary to cover fixed charges was $72.0 million.

** For the six months ended June 30, 1999, our deficiency in earnings necessary to cover fixed charges was $33.7 million.

     For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings before extraordinary charges and the cumulative effect of accounting changes, interest expense and the estimated interest factor in rent expense (which, in our opinion, approximates one-third of rent expense), and adjustments for undistributed equity earnings and the amortization of capitalized interest. Fixed charges include interest incurred (including amounts capitalized) and the estimated interest factor in rent expense.

                          DESCRIPTION OF THE NEW NOTES

     The Old Notes were, and the New Notes will be, issued as separate series under an indenture, dated as of April 12, 1999 between us and The Bank of New York, as Trustee, and supplemented by three supplemental indentures dated as of June 14, 2000 (the "Indenture"). The following summary of certain provisions of the Indenture and the New Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions of certain terms and those terms made a part of this prospectus by the Trust Indenture Act of 1939 and the New Notes. Copies of these documents are available from us upon request.

     We may, without notice to or the consent of the holders of the New Notes, issue additional notes of the same tenor as the New Notes, so that such additional notes and the New Notes offered hereby shall form a single series, and references herein to the New Notes shall include (unless the context otherwise requires) any further notes issued as described in this paragraph.

General

     The New Floating Rate Notes will initially be limited to $800,000,000 aggregate principal amount. The New Fixed Rate Notes will be initially limited to $2,200,000,000 aggregate principal amount, consisting of $1,200,000,000 aggregate principal amount of New 8% Notes due July 8, 2003 and $1,000,000,000 aggregate principal amount of New 8 1/8% Notes due July 8, 2005. The New Notes will be senior unsecured obligations of ours and will rank pari passu with all of our senior unsecured debt and will be senior to all of our existing and future subordinated debt, if any.

     The certificates representing the New Notes will be issued in fully registered form without interest coupons in denominations of $1,000 and any integral multiple of $1,000.

Interest on the New Notes

     The New Fixed Rate Notes

     The New Notes due July 8, 2003. The New Notes due July 8, 2003 will pay interest from June 14, 2000, at 8% per annum, semiannually on January 8 and July 8 of each year, commencing January 8, 2001 to the person in whose name the New Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on December 23 or June 23, as the case may be, immediately preceding such January 8 or July 8.

     The New Notes due July 8, 2005. The New Notes due July 8, 2005 will pay interest from June 14, 2000, at 8 1/8% per annum, semiannually on January 8 and July 8 of each year, commencing January 8, 2001, to the person in whose name the New Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on December 23 or June 23, as the case may be, immediately preceding such January 8 or July 8.

     We will pay interest on the New Fixed Rate Notes on the basis of a 360-day year comprised of twelve 30-day months. These New Notes are not subject to any sinking fund provision.

     The New Floating Rate Notes

     The New Floating Rate Notes will pay interest from June 14, 2000 to, but excluding, October 8, 2000, at 7.67% (the "initial floating rate") and thereafter at a rate per annum equal to LIBOR (see the definition of LIBOR below) plus 0.8% payable quarterly on January 8, April 8, July 8 and October 8, commencing on October 8, 2000, which we refer to in this prospectus as the "floating interest payment date." If, however, any floating interest payment date (other than the maturity date) would fall on a day that is not a Business Day, the floating interest payment date will be the following day that is a Business Day (as defined below), except that if that Business Day is in the next succeeding calendar month, the floating interest payment date will be the next preceding day that is a Business Day. If the maturity date of the New Floating Rate Notes falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

     On each floating interest payment date, interest will be paid to the person in whose name the New Floating Rate Note is registered at the close of business on the 15th day preceding the last day of the floating rate interest reset period.

     The rate of interest on the New Floating Rate Notes will be reset quarterly (the "floating rate interest reset period," and the first day of each floating interest reset period will be a "floating interest reset date"). The floating interest reset dates will be January 8, April 8, July 8 and October 8; provided, however, that the interest rate in effect from the date of issue to the first floating interest reset date with respect to the New Floating Rate Notes will be the initial floating interest rate. If any floating interest reset date would otherwise be a day that is not a Business Day, the floating interest reset date shall be postponed to the next succeeding Business Day, except that if that Business Day is in the next succeeding calendar month, that floating interest reset date will be the next preceding Business Day.

     Interest payments for the New Floating Rate Notes will be the amount of interest accrued from the date of issue or from the last date to which interest has been paid to, but excluding, the floating interest payment date or maturity date, as the case may be.

     Accrued interest on any New Floating Rate Note will be calculated by multiplying the principal amount of the New Floating Rate Notes by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each date in the period for which interest is being paid. The interest factor for each date is computed by dividing the interest rate applicable to that day by 360. All percentages used in or resulting from any calculation of the rate of interest on a New Floating Rate Note will be rounded, if necessary, to the nearest one- hundredth-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent, with one-half cent rounded upward. The interest rate in effect on any floating interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding floating interest reset date, or, if none, the initial floating interest rate.

     The calculation agent is The Bank of New York, who we refer to as the "calculation agent," with respect to the New Floating Rate Notes. Upon the request of the holder of any New Floating Rate Notes, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next floating interest reset date with respect to that New Floating Rate Note.

     The "floating interest determination date" pertaining to a floating interest reset date will be the second London banking day preceding that floating interest reset date. "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "LIBOR" will be determined by the calculation agent as follows:

     (i) As of the floating interest determination date, for each succeeding floating interest reset date, the calculation agent will determine LIBOR as the rate for deposits in U.S. dollars for a period of three months, commencing on that floating interest determination date, that appears on Page 3750 on Bridge Telerate Inc., or any successor page, at approximately 11:00 a.m., London time, on that floating interest determination date. If no rate appears, LIBOR in respect of that floating interest determination date will be determined as described in (ii) below.

     (ii) For each floating interest reset date, with respect to a floating interest determination date on which no rate appears, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the second London banking day immediately following the floating interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m. London time, on that floating interest determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR for the floating interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable floating interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that floating interest reset date, by three major banks in New York City, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on that floating interest reset date, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as mentioned above, LIBOR in effect for the applicable period will be the same as LIBOR for the immediately preceding floating interest reset period, or, if there was no floating interest reset period, the rate of interest payable will be the initial floating interest rate.

Optional Redemption

     We may redeem all or a portion of the New Floating Rate Notes beginning on July 8, 2001, and the eighth day of each month thereafter, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to the date of redemption. We may redeem all or a portion of the New Fixed Rate Notes at any time as set forth below. We will mail notice to registered holders of the New Notes we intend to redeem of our intent to redeem on not less than 30 nor more than 60 days' notice. We may redeem the New Fixed Rate Notes at a redemption price equal to the greater of:

     o 100% of the principal amount plus accrued and unpaid interest to the redemption date; or

     o the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (i) 12.5 basis points with respect to the New Notes due July 8, 2003 or (ii) 25 basis points with respect to the New Notes due July 8, 2005, as the case may be, plus accrued interest on the principal amount being redeemed to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes.

     "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Independent Investment Banker" means Credit Suisse First Boston Corporation or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

     "Reference Treasury Dealer" means (i) Credit Suisse First Boston Corporation and its successors, provided, however, that if Credit Suisse First Boston Corporation shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

Book-Entry; Delivery and Form

     Each series of New Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, the Depository Trust Company (the "Depositary").

     Ownership of beneficial interests in a global security will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as the Depositary, or its nominee, is the registered owner or holder of a global security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the Indenture and those New Notes. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the Depositary's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a global security will be made to the Depositary or its nominee, as the case may be, as the registered owner of that security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising, or reviewing any records relating to these beneficial ownership interests.

     We expect that the Depositary or its nominee, upon receipt of any payment of principal or interest in respect of a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

     Transfers between participants in the Depositary will be effected in the ordinary way in accordance with the Depositary rules and will be settled in same-day funds.

     We expect that the Depositary will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the Depositary interests in a global security is credited and only in respect of that portion of the aggregate principal amount of New Notes as to which that participant or participants has or have given that direction. However, if there is an event of default under the New Notes, the Depositary will exchange the applicable global security for certificated securities, which it will distribute to its participants.

     We understand that: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although the Depositary is expected to follow these procedures in order to facilitate transfers of interests in a global security among participants of the Depositary, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of us, the Trustee or any paying agent will have any responsibility for the performance by the Depositary or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

     If the Depositary is at any time unwilling or unable to continue as a depositary for the global securities and a successor depositary is not appointed by us within 90 days, we will issue certificated securities in exchange for the global securities. Holders of an interest in a global security may receive certificated securities in accordance with the Depositary's rules and procedures in addition to those provided for under the Indenture.

Certain Covenants

     We have agreed in the Indenture that we will not, and will not permit any Subsidiary (as defined below) to, issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Forestlands or Principal Manufacturing Facility (as defined below), now owned or hereafter acquired, without in any such case effectively providing that the New Notes shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions shall not apply to:

     (1) mortgages on any property acquired, constructed or improved by us or any Subsidiary after April 1, 1994 which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof, or existing mortgages on property acquired, provided such mortgages shall not apply to any property theretofore owned by us or any Subsidiary other than theretofore unimproved real property;

     (2) mortgages on any property acquired from a corporation which is merged with or into us or a Subsidiary or mortgages outstanding at the time any corporation becomes a Subsidiary;

     (3)  mortgages in favor of us or any Subsidiary; or

     (4) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1), (2) or (3);

and except that the following types of transactions, among others, shall not be deemed to create Debt secured by a mortgage:

     (1) the sale, mortgage or other transfer of timber in connection with an arrangement under which either we are or a Subsidiary is obligated to cut such timber or a portion thereof in order to provide the transferee with a specified amount of money however determined; and

     (2) mortgages in favor of governmental bodies of the United States to secure advance, progress or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages.

     Notwithstanding the foregoing, we and any of our Subsidiaries may, without securing the New Notes, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt and the Attributable Debt (as hereinafter defined) in respect of Sale and Lease-Back Transactions (as hereinafter defined) of us and our Subsidiaries existing at such time (other than Sale or Lease-Back Transactions the proceeds of which have been applied to the retirement of Funded Debt (as hereinafter defined)), does not at the time exceed 10% of our net tangible assets and our consolidated Subsidiaries as of the latest fiscal year. "Net tangible assets" is defined as the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of ours and our consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     We will not, and will not permit any of our Subsidiaries to, enter into any arrangement with any person providing for the leasing to us or a Subsidiary of any Forestlands or any Principal Manufacturing Facility (except for temporary leases for a term of not more than three years), which property has been owned and, in the case of any such Principal Manufacturing Facility, has been placed in commercial operation more than 180 days by us or that Subsidiary and has been or is said to be sold or transferred by us or the Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless either:

     (1) we or our Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the New Notes, or

     (2) we shall, and in any such case we will covenant that we will, apply an amount equal to the fair value (as determined by our Board of Directors) of the property so leased to the retirement, within 180 days of the effective date of any such Sale and Lease-Back Transaction, of New Notes or of our Funded Debt which ranks on a parity with the New Notes.

     The term "Forestlands" shall mean at any time property in the United States which contains standing timber which is, or upon completion of a growth cycle then in process is expected to become, of a commercial quantity and of merchantable quality, excluding from the term "Forestlands," however, any land which at the time is held by, or has been or is after the date of this prospectus transferred to, a Subsidiary primarily for development and/or sale, and not primarily for the production of any lumber or other timber products.

     The term "Principal Manufacturing Facility" shall mean any paperboard, paper or pulp mill or any paper converting plant of ours or any of our Subsidiaries which is located within the United States other than any such mill or plant or portion thereof,

     (1) which is financed by obligations issued by a State, a Territory, or a possession of the United States, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludible from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of issuance of such obligations, or

     (2) which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.

     The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by its terms ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by us, or by any one or more of our Subsidiaries, or by us and one or more of our Subsidiaries.

     The term "Attributable Debt" shall mean, at the time of determination, the present value (discounted at the interest rate, compounded semiannually, equal to the weighted average Yield to Maturity of the New Notes then Outstanding, such average being weighted by the principal amount of the New Notes of each series or, in the case of

Original Issue Discount Securities, such amount to be determined as provided in the definition of "Outstanding" in the Indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended) entered into in connection with a sale and leaseback transaction.

     The term "Funded Debt" shall mean Debt which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of the creation of such Debt.

Events of Default

     Any one of the following events will constitute an Event of Default under the Indenture with respect to New Notes of any series:

     (1) failure to pay any interest on any New Note of that series when due, continued for 30 days;

     (2) failure to pay principal of or premium, if any, on any New Note of that series when due;

     (3) failure to perform any other covenant of ours in the Indenture or such New Note (other than a covenant included in the Indenture solely for the benefit of a series of New Notes other than that series), continued for 60 days after written notice has been given as provided in the Indenture;

     (4) certain events in bankruptcy, insolvency or reorganization involving us; and

     (5) any other Event of Default provided with respect to the New Notes of that series.

     If an Event of Default with respect to the New Notes of any series at the time Outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding New Notes of that series by notice as provided in the Indenture may declare the principal amount of the New Notes of that series (or, in the case of any New Note that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such New Note, or such other amount in lieu of such principal amount, as may be specified in the terms of such New Note) to be due and payable immediately. At any time after a declaration of acceleration with respect to New Notes of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the Outstanding New Notes of that series may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding New Notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the New Notes of that series.

     We are required to furnish to the Trustee annually a statement as to the performance of certain of our obligations under the Indenture and as to any default in our performance.

Defeasance and Discharge; Covenant Defeasance

     We may discharge our indebtedness and our obligations or certain of our obligations under the Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee.

     Defeasance and Discharge. The Indenture provides that we will be discharged from any and all obligations in respect of the New Notes of such series (except for certain obligations relating to temporary New Notes and exchange of New Notes, registration of transfer or exchange of New Notes of such series, replacement of stolen, lost or mutilated New Notes of such series, maintenance of paying agencies, to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each instalment of interest on the New Notes of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the New Notes of such series.

     Such a trust may only be established if, among other things,

     (1) we have delivered to the Trustee an Opinion of Counsel to the effect that

     (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or

     (ii) since the date of the Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of New Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

     (2) the New Notes of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge.

     In the event of any defeasance and discharge of New Notes of a series, holders of New Notes of the series would be able to look only to the trust fund for payment of principal of and any premium and any interest on their New Notes until Maturity.

     Defeasance of Certain Covenants. The Indenture provides that we may omit to comply with the restrictive covenants described under "Certain Covenants" above and any other covenants applicable to the New Notes which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the New Notes of the series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each instalment of interest on the New Notes of the series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the New Notes of the series. Our obligations under the Indenture and the New Notes of the series other than with respect to such covenant shall remain in full force and effect. Such a trust may be established only if, among other things, we have delivered to the Trustee an Opinion of Counsel to the effect that

     (1) the holders of the New Notes of the series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance has not occurred; and

     (2) the New Notes of the series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit and defeasance.

     In the event we exercise our option to omit compliance with the covenants described under "Certain Covenants" above with respect to the New Notes of any series as described above and the New Notes of that series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the New Notes of that series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the New Notes of that series at the time of the acceleration resulting from such Default. We shall in any event remain liable for such payments as provided in the Indenture.

Modification and Waiver

     Modifications and amendments of the Indenture may be made by us and the Trustee under the Indenture only with the consent of the holders of not less than a majority of the aggregate principal amount of the Outstanding New Notes of all series issued under the Indenture and affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder of such Outstanding New Note affected by the modification or amendment:

     (1) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any New Note,

     (2) reduce the principal amount of, or any premium or interest on, any New Note,

     (3)  change any obligation of ours to pay additional amounts,

     (4) reduce the amount of principal of an Original Issue Discount Security or any other New Note payable upon acceleration of the maturity thereof,

     (5) change the coin or currency in which any New Note or any premium or interest thereon is payable,

     (6) impair the right to institute suit for the enforcement of any payment on or with respect to any New Note,

     (7) reduce the percentage in principal amount of Outstanding New Notes of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

     (8) reduce the requirements contained in the Indenture for quorum or voting,

     (9) change any obligations of ours to maintain an office or agency in the places and for the purposes required by the Indenture, or

     (10) modify any of the above provisions.

     The holders of at least a majority of the aggregate principal amount of the Outstanding New Notes of each series may, on behalf of the holders of all the New Notes of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture and, if applicable, the New Notes. The holders of not less than a majority of the aggregate principal amount of the Outstanding New Notes of each series may, on behalf of all holders of New Notes of that series, waive any past default under the Indenture, except a default,

     (1) in the payment of principal of, or premium, if any, or any interest on any New Note of that series, and

     (2) in respect of a covenant or provision of the Indenture and, if applicable, the New Notes which cannot be modified or amended without the consent of the holder of each Outstanding New Note of the series affected.

Consolidation, Merger and Sale of Assets

     We, without the consent of the holders of any of the Outstanding New Notes under the Indenture, may consolidate or merge with or into, sell, lease, transfer or otherwise dispose of our assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate or merge with or into us or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to us, provided that any successor Person assumes our obligations on the New Notes and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

Governing Law

     The Indenture is, and the New Notes will be, governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Regarding the Trustee

     The Indenture contains limitations on the right of the Trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of ours. The Bank of New York also acts as trustee under various indentures and we and certain of our subsidiaries from time to time maintain deposit accounts and conduct our banking transactions with The Bank of New York in the ordinary course of our business.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Old Notes were sold by us on June 14, 2000 to the initial purchasers pursuant to a purchase agreement, dated June 7, 2000, between us and the initial purchasers. The initial purchasers subsequently sold the Old Notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act in reliance on Rule 144A and outside the United States in accordance with Regulation S under the Securities Act. As a condition to the initial sale of the Old Notes, we and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would:

     (i) file the exchange offer registration statement or a shelf registration statement with the SEC within 150 days of the Old Notes closing date which is the date we delivered the Old Notes to the initial purchasers;

     (ii) have that exchange offer registration statement or shelf registration statement declared effective by the SEC within 180 days after the Old Notes closing date;

    (iii) consummate the exchange offer within 210 days of the Old Notes closing date; and

     (iv) commence the exchange offer and issue the exchange Notes in exchange for all Notes validly tendered in accordance with the terms of the exchange offer prior to the close of the exchange offer, or, in the alternative, cause a shelf registration statement to remain effective for a maximum of two years from the Old Notes closing date.

     We agreed to issue and exchange New Notes for all Old Notes validly tendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The registration statement is intended to satisfy certain of our obligations under the registration rights agreement and the purchase agreement. In the event that due to a change in current interpretations by the SEC, we are not permitted to effect such exchange offer, it is contemplated that we will instead file a shelf registration statement covering resales by the holders of the Old Notes and will use our reasonable best efforts to cause such shelf registration statement to become effective and to keep such shelf registration statement effective for a maximum of two years from the closing date.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to the expiration date.

     We will issue $1,000 principal amount of New Notes in exchange for each respective $1,000 principal amount of outstanding Old Notes validly tendered and not withdrawn pursuant to the exchange offer. Old Notes may be tendered in the principal amount of $1000 and any integral multiple thereof, provided that if fewer than all of the Old Notes of a holder are tendered for exchange, the untendered principal amount of the holder's remaining Old Notes must be $1,000 or any integral multiple of $1,000 in excess thereof.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that:

     o the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer of the New Notes; and

     o holders of the New Notes will not be entitled to any of the registration rights of holders of Old Notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The New Notes will evidence the same indebtedness as the Old Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture which also authorized the issuance of the Old Notes, such that the New Notes and the Old Notes will be treated as a single class of securities under the Indenture.

     As of the date of this prospectus, $800,000,000 in principal amount of our Floating Rate Notes due July 8, 2002, $1,200,000,000 in principal amount of our 8% Notes due July 8, 2003 and $1,000,000,000 in principal amount of our 8 1/8% Notes due July 8, 2005 are outstanding, all of which are registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on o, 2000 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the Old Notes entitled to participate in the exchange offer.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Business Corporation Law of the State of New York or the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     We shall be deemed to have accepted validly tendered Old Notes when, and if, we have given oral or written notice thereof to The Bank of New York, the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purpose of receiving the New Notes from the Company.

     Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "The Exchange Offer--Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "expiration date" shall mean 5:00 p.m., New York City time, on o, 2000, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     If we determine to extend the exchange offer, we will, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date:

     o    notify the exchange agent of any extension by oral or written notice;
          and

     o issue a press release or other public announcement which shall include disclosure of the approximate number of Old Notes deposited to date.

     We reserve the right, in our sole discretion:

     o    to delay accepting any Old Notes;

     o    to extend the exchange offer; or

     o if, in the opinion of our counsel, the consummation of the exchange offer would violate any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission, to terminate or amend the exchange offer by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a press release or other public announcement thereof.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     Resale of the New Notes

     With respect to the New Notes, based upon interpretations by the staff of the SEC set forth in certain no-action letters issued to third parties, we believe that a holder who exchanges Old Notes for New Notes in the ordinary course of business, who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes, and who is not an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act.

     If any holder acquires New Notes in the exchange offer for the purpose of distributing or participating in the distribution of the New Notes, it:

     o cannot rely on the position of the staff of the SEC enumerated in such no-action letters issued to third parties; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making or other trading activities. We will make this prospectus, as it may be amended or supplemented from time to time, available to any such broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any such resale for a period of up to 90 days after the expiration date. See "Plan of Distribution."

Procedures for Tendering

     To tender in the exchange offer, a holder of Old Notes must either:

     o complete, sign and date the letter of transmittal or facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent; or

     o transmit an agent's message (as defined below) to the exchange agent in lieu of the letter of transmittal, in either case for receipt on or prior to the expiration date.

     In addition,

     o a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such Old Notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described below, along with the letter of transmittal or an agent's message, as the case may be, must be received by the exchange agent prior to the expiration date; or

     o the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to the exchange agent's account at DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that such account has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that the Company may enforce the letter of transmittal against such participant. To be tendered effectively, the letter of transmittal and other required documents, or an agent's message in lieu thereof, must be received by the exchange agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     The method of delivery of Old Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or any Old Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner(s) of the Old Notes whose Old Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such intermediary promptly and instruct such intermediary to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such owner's Old Notes:

     o make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

     o    obtain a properly completed bond power from the registered holder.

The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an eligible institution unless the Old Notes tendered pursuant thereto are tendered:

     o by a registered holder who has not completed the box titled "Special Delivery Instruction" on the letter of transmittal; or

     o    for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by an eligible institution, which is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" (within the meaning of Rule 17Ad-15 under the Exchange Act) which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder exactly as such registered holder's name appears on such Old Notes. If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right:

     o to reject any and all Old Notes not properly tendered and any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful; and

     o to waive any defects, irregularities or conditions of tender as to particular Old Notes.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities in connection with tenders of Old Notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering Old Notes pursuant to the exchange offer, each holder of the Old Notes, will represent that, among other things:,

     o any New Notes to be received by it were acquired by it in the ordinary course of its business;

     o it is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes;

     o it acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters;

     o it understands that a secondary resale transaction, described above, and any resales of New Notes obtained by it in exchange for Old Notes acquired by it directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission; and

     o    it is not our "affiliate", as defined in Rule 405 of the Securities
          Act.

     If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Return of Old Notes

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     o Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents, or an agent's message in lieu thereof.

      If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or otherwise non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, such Old Notes will be credited to an account maintained with DTC) as promptly as practicable.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, or an agent's message in lieu of a letter of transmittal, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

     If a holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available or the holder cannot deliver its Old Notes (or complete the procedures for book-entry transfer), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, a holder may effect a tender if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us setting forth the name and address of the holder and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date:

          (i) the letter of transmittal (or a facsimile thereof), or an agent's message in lieu thereof,

          (ii) the certificate(s) representing the Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and

          (iii) any other documents required by the letter of transmittal,

          will be deposited by the eligible institution with the exchange agent; and

     o such properly executed letter of transmittal (or facsimile thereof), or an agent's message in lieu thereof, as well as the certificate(s) representing all tendered Old Notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a form of Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

     o specify the name of the person having deposited the Old Notes to be withdrawn;

     o identify the Old Notes to be withdrawn (including the certificate number, if applicable, and principal amount of such Old Notes) or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and

     o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered (including any required signature guarantees) or, in the case of Old Notes transferred by book-entry transfer, be transmitted by DTC and received by the exchange agent in the same manner as the agent's message transferring the notes.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

     Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued with respect thereto, unless the Old Notes so withdrawn are validly re-tendered. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Termination of Certain Rights

     All registration rights under the registration rights agreement accorded to holders of the Old Notes (and all rights to receive additional interest in the event of a Registration Default as defined therein) will terminate upon consummation of the exchange offer. However, for a period of up to 90 days after the registration statement is declared effective, we will keep the registration statement effective and provide copies of the latest version of the prospectus to any broker-dealer that requests copies of such prospectus in the letter of transmittal for use in connection with any resale by such broker-dealer of New Notes received for its own account pursuant to the exchange offer in exchange for Old Notes acquired for its own account as a result of market-making or other trading activities.

Exchange Agent

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a copy of the Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

     By Mail or Hand/Overnight Delivery:      By Facsimile: (212) 815- o

          The Bank of New York
          101 Barclay Street
          New York, NY 10286                  Confirm by Telephone: (212) 815- o
          Attention: Corporate Trust Services

     The Bank of New York also serves as Trustee under the Indenture.

Fees and Expenses

     The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, facsimile transmission, telephone or in person by our officers and regular employees or those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the exchange offer, including registration fees, fees and expenses of the exchange agent and the Trustee, accounting and legal fees, and printing costs, will be paid by us.

     We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequence of Failure to Exchange

     Participation in the exchange offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Old Notes that are not exchanged for the New Notes pursuant to the exchange offer will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) under the Securities Act. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

     o to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     o in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

     o pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available)

     o pursuant to an effective registration statement under the Securities Act; or

     o pursuant to another available exemption from the registration requirements of the Securities Act, and, in each case, in accordance with all other applicable securities laws.

Accounting Treatment

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the New Notes.

                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

     In the opinion of Davis Polk & Wardwell, counsel to the issuer, the exchange of Old Notes for New Notes will not be treated as a taxable transaction for U.S. Federal income tax purposes. Therefore, a holder will not recognize gain or loss upon the exchange. A holder's basis for the New Notes will be the same as its basis for the Old Notes, and the holding period of the New Notes will include the holding period of the Old Notes if such Notes were held as a capital asset.

     You should consult your own tax advisors concerning the tax consequences arising under state, local, or foreign laws of the exchange of Old Notes for New Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Notes received in exchange for such Old Notes. For a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this prospectus in the letter of transmittal for use in connection with any such resale.

     We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the New Notes, or a combination of these methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the New Notes that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker- dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                              NOTICE TO INVESTORS

     Based on interpretations of the staff of the SEC set forth in no-action letters issued to third parties, we believe that New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder (other than broker-dealers, as set forth below, and any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further registration under the Securities Act and without delivery to prospective purchasers of a prospectus pursuant to the provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business, is not participating and has no arrangement or understanding with any person to participate in the distribution of the New Notes. Eligible holders wishing to accept the exchange offer must represent to us in the letter of transmittal that these conditions have been met. See "The Exchange Offer--Procedures for Tendering."

     Each broker-dealer who holds Old Notes acquired for its own account as a result of market-making or other trading activities and who receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received for the broker-dealer's own account in exchange for Old Notes where Old Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. For a period of up to 90 days after the expiration date, we will make this prospectus available to those broker-dealers (if they so request in the letter of transmittal) for use in connection with those resales. See "Plan of Distribution."

     The Old Notes and the New Notes constitute new issues of securities with no established public trading market. We do not intend to apply for listing of the New Notes on any securities exchange or for inclusion of the New Notes in any automated quotation system. There can be no assurance that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. We have been advised by the initial purchasers that they intend to make a market in the New Notes; however, these entities are under no obligation to do so and any market making activities with respect to the New Notes may be discontinued at any time. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates our operating results and the market for similar securities.

     Any Old Notes not tendered or accepted in the exchange offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the exchange offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and we will have no further obligation to those holders, under the registration rights agreement, to provide for the registration under the Securities Act of the Old Notes. There may be no trading market for the Old Notes.

     We will not receive any proceeds from, and have agreed to bear the expenses of, the exchange offer. No underwriter is being used in connection with the exchange offer.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of those jurisdictions.

                           VALIDITY OF THE NEW NOTES

     The validity of the New Notes will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company included in its Annual Report on Form 10-K for its fiscal year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

     The audited financial statements of Union Camp Corporation as of December 31, 1998 and for each of the two years ended December 31, 1997 and 1998, not separately presented in International Paper Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by PriceWaterhouseCoopers LLP, independent accountants, whose report appears therein, and is incorporated by reference is this Registration Statement. Such financial statements, to the extent they have been included in the financial statements of the Company, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

-===============================================================================





                          International Paper Company



                                     [LOGO]



             $800,000,000 New Floating Rate Notes due July 8, 2002
                  $1,200,000,000 New 8% Notes due July 8, 2003
                $1,000,000,000 New 8 1/8% Notes due July 8, 2005


                            -----------------------

                                   Prospectus

                            -----------------------



                                    o, 2000






===============================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the By-Laws of International Paper Company provides as follows:

     The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)


1.1 Purchase Agreement, dated June 7, 2000, between International Paper Company and Credit Suisse First Boston Corporation, Banc of America Securities
     LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P.

4.1  Form of New Floating Rate Note due July 8, 2002.

4.1  Form of New 8% Note due July 8, 2003.

4.1  Form of New 8 1/8% Notes due July 8, 2005.

4.2 Indenture, dated April 12, 1999, between International Paper Company, as Issuer, and The Bank of New York, as trustee.(1)

4.3 Floating Rate Notes Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

4.3 8% Notes due July 8, 2003 Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

4.3 8 1/8% Notes due July 8, 2005 Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

4.4 Registration Rights Agreement, dated as of June 14, 2000, by and among International Paper Company and Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P.

5.1  Opinion of Davis Polk & Wardwell regarding the validity of the New Notes.

23.1 Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2 Consent of Arthur Andersen LLP.

23.3 Consent of PriceWaterhouseCoopers LLP

24.1 Power of Attorney (included on the signature pages of this registration statement).

25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee.

99.1 Form of Letter of Transmittal.

99.2 Form of Notice of Guaranteed Delivery.

99.3 Form of Exchange Agent Agreement.

     (b)   Not Applicable.

     (c)   Not Applicable.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the

--------

     1 Previously filed as an exhibit to the Current Report on Form 8-K (File No. 001-03157) and incorporated by reference.

registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on this 23 day of October, 2000.

                                                  INTERNATIONAL PAPER COMPANY.

                                                  By:  /s/ Barbara L. Smithers
                                                    ----------------------------
                                                      Barbara L. Smithers
                                                      Vice President and
                                                      Corporate Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below on this registration statement hereby constitutes and appoints Barbara L. Smithers his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, and for him/her and in his/her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby notifying and confirming all that such attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                Title                   Date
      ---------                                -----                   ----

/s/ John T. Dillon
------------------------------   Chairman of the                  October 23, 2000
    John T. Dillon               Board and Director
                                 and Chief Executive Officer

/s/ John V. Faraci
------------------------------   Executive Vice President and     October 23, 2000
     John V. Faraci              Chief Financial Officer
                                 (principal financial officer)

/s/ Andrew R. Lessin
-----------------------------    Vice President - Finance and     October 23, 2000
    Andrew R. Lessin             Controller (principal
                                 accounting officer)

/s/ Peter I. Bijur
------------------------------   Director                         October 23, 2000
    Peter I. Bijur


                                      II-4


      Signature                                Title                   Date
      ---------                                -----                   ----

/s/ Robert J. Eaton
------------------------------   Director                         October 23, 2000
    Robert J. Eaton

/s/ Samir G. Gibara              Director                         October 23, 2000
------------------------------
    Samir G. Gibara

/s/ James A. Henderson
------------------------------   Director                         October 23, 2000
    James A. Henderson

/s/ John R. Kennedy
------------------------------   Director                         October 23, 2000
    John R. Kennedy

/s/ Robert D. Kennedy
------------------------------   Director                         October 23, 2000
    Robert D. Kennedy

/s/ W. Craig McClelland
-----------------------------    Director                         October 23, 2000
    W. Craig McClelland

/s/ Donald F. McHenry
------------------------------   Director                         October 23, 2000
    Donald F. McHenry

/s/ Patrick F. Noonan
------------------------------   Director                         October 23, 2000
    Patrick F. Noonan

/s/ Jane C. Pfeiffer
------------------------------    Director                        October 23, 2000
    Jane C. Pfeiffer

/s/ Jeremiah J. Sheehan
------------------------------   Director                         October 23, 2000
    Jeremiah J. Sheehan

/s/ Charles R. Shoemate
------------------------------   Director                         October 23, 2000
    Charles R. Shoemate


                                      II-5



      Signature                                Title                   Date
      ---------                                -----                   ----

/s/ C. Wesley Smith
------------------------------   Director                         October 23, 2000
    C. Wesley Smith

                                 EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION
----------                    -----------

 1.1 Purchase Agreement, dated June 7, 2000, between International Paper Company and Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P.

 4.1    Form of New Floating Rate Note due July 8, 2002.

 4.1    Form of New 8% Note due July 8, 2003.

 4.1    Form of New 8 1/8% Notes due July 8, 2005.

 4.2 Indenture, dated April 12, 1999, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

 4.3 Floating Rate Notes Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

 4.3 8% Notes due July 8, 2003 Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

 4.3 8 1/8% Notes due July 8, 2005 Supplemental Indenture, dated as of June 14, 2000, between International Paper Company, as Issuer, and The Bank of New York, as trustee.

 4.4 Registration Rights Agreement, dated as of June 14, 2000, by and among International Paper Company and Credit Suisse First Boston Corporation, Banc of America Securities LLC, Chase Securities Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P.

 5.1    Opinion of Davis Polk & Wardwell regarding the validity of the New
        Notes.

23.1    Consent of Davis Polk & Wardwell (included in Exhibit 5.1).

23.2    Consent of Arthur Andersen LLP.

23.3    Consent of PriceWaterhouseCoopers LLP

24.1 Power of Attorney (included on the signature pages of this registration statement).

25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Bank of New York, as Trustee.

99.1    Form of Letter of Transmittal.

99.2    Form of Notice of Guaranteed Delivery.

99.3    Form of Exchange Agent Agreement.


                                      E-1